Exhibit 99.1

KeyCorp and Scotiabank Complete Strategic Minority Investment

CLEVELAND, December 27, 2024 /PRNewswire/ — KeyCorp (NYSE: KEY) today announced that The Bank of Nova Scotia (“Scotiabank”) has completed its purchase of KeyCorp’s common stock with an investment of approximately $2.0 billion, as expected. With this investment, Scotiabank (TSX: BNS) (NYSE: BNS) now owns approximately 14.9% of KeyCorp’s common stock. The parties received Federal Reserve approval for the transaction on December 12, 2024.

This purchase completes Scotiabank’s strategic minority investment in KeyCorp pursuant to the agreement announced on August 12, 2024.

About KeyCorp

KeyCorp’s roots trace back nearly 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $190 billion at September 30, 2024.

Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

About Scotiabank

Scotiabank’s vision is to be our clients’ most trusted financial partner and deliver sustainable, profitable growth. Guided by our purpose: “for every future,” we help our clients, their families and their communities achieve success through a broad range of advice, products and services, including personal and commercial banking, wealth management and private banking, corporate and investment banking, and capital markets. With assets of approximately $1.4 trillion (as at October 31, 2024), Scotiabank is one of the largest banks in North America by assets, and trades on the Toronto Stock Exchange (TSX: BNS) and New York Stock Exchange (NYSE: BNS). For more information, please visit www.scotiabank.com and follow us on X @Scotiabank.

For investor inquiries only:

Brian Mauney, Investor Relations, KeyCorp

brian_mauney@keybank.com

For media inquiries only:

Susan Donlan, Corporate Communications, KeyCorp

susan_e_donlan@keybank.com